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CONTACTS:

Jeff Young                          -- or --                 Caryn Converse
617-250-3913                                                 617-250-4661
jyoung@akamai.com                                            converse@akamai.com
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            AKAMAI TECHNOLOGIES, INC. PLANS OFFERING OF $250 MILLION
                       OF CONVERTIBLE SUBORDINATED NOTES


CAMBRIDGE, MA, JUNE 12, 2000 -- Akamai Technologies, Inc. (Nasdaq: AKAM) today announced that it proposes to offer and sell $250 million through the sale of convertible subordinated notes due 2007 in a private offering pursuant to Rule 144A under the Securities Act of 1933. In addition, the Company has granted to the initial purchasers an option to purchase up to an additional $50 million of convertible subordinated notes solely to cover over-allotments. The notes will be convertible into shares of the Company's common stock.

Proceeds from the offering will be used for working capital and general corporate purposes, including new service offerings and potential acquisitions of complementary businesses, products and technologies.

Neither the convertible subordinated notes nor the shares of common issuable upon conversion thereof have been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration.

ABOUT AKAMAI
Akamai is the foremost provider of global, high performance services for the delivery of Internet content, streaming media, and applications, serving over 1,000 customers. Akamai has the broadest deployment of servers for content, streaming media, and applications delivery with more than 4,000 servers in over 45 countries directly connected to more than 160 different telecommunications networks. Akamai (pronounced AH kuh my) is Hawaiian for intelligent, clever and cool.

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AKAMAI STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT
The release contains information about future expectations, plans and prospects of Akamai's management that constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors including, but not limited to, the dependence on Akamai's Internet content delivery service, a failure of its network infrastructure, the complexity of its service and the networks on which the service is deployed, the failure to obtain access to transmission capacity and other factors that are discussed in the Company's Annual Report on Form 10-K and other documents periodically filed with the SEC.